Exhibit 4.25

Confidential	Execution Version

Dated 8 July 2014

ATT TANJUNG BIN SDN BHD

as Borrower

and

VTTI B.V.

as Lender

US$95,000,000

SHAREHOLDER LOAN AGREEMENT

Contents

Clause		Page

1	Definitions and Interpretation	1

2	The Facility	3

3	Purpose	4

4	Interest	4

5	Repayment	4

6	Prepayment	4

7	Subordination Agreement	5

8	Payments	5

9	Accounts and Certificates	5

10	Representations	6

11	Events of Default	6

12	Remedies, Waivers, Amendments and Consents	7

13	Severance	7

14	Counterparts	7

15	Costs	7

16	Notices	8

17	Assignment	9

18	Governing Law and Dispute Resolution	9

THIS AGREEMENT is made on 8 July 2014.

BETWEEN

(1)	ATT TANJUNG BIN SDN BHD, a company incorporated under the laws of Malaysia with its registered office at Wisma ATB, Lot 8095-1, Pusat Petroleum Tanjung Bin, 80230 Serkat, Pontian, Johor Darul Takzin, Malaysia (the Borrower); and

(2)	VTTI B.V., a company incorporated under the laws of The Netherlands with its registered address at K.P. van der Mandelelaan 130, 3062 MB Rotterdam, P.O. Box 1456, 3000BM Rotterdam, The Netherlands (the Lender).

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	The following expressions shall have the following respective meanings:

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Kuala Lumpur, Singapore, Labuan, The Netherlands and New York

Event of Default shall mean any event or circumstance specified as such in Clause 11 (Events of Default)

Existing Facility means a US$60,000,000 loan facility made available by the Lender to the Borrower pursuant to a shareholder loan agreement dated 7 November 2013

Facility Amount means the total amount of the loan facility granted by the Lender to the Borrower under this Agreement, which shall be an amount equal to not more than US$95,000,000

Final Maturity Date means the date falling ten (10) years after the date of this Agreement

LIBOR means the applicable Screen Rate as at 11a.m. (London time) on the day which is two (2) Business Days prior to each Quarter Date

Loan means the total principal amount of the loan outstanding under this Agreement

Party means a party to this Agreement

Phase 2 Commercial Operation Date means the date on which the Borrower notifies the Lender that: (i) the Borrower has settled the final payment instalments due and payable under all the Phase 2 EPCC Contracts as evidenced by certificates from each of the contractors under the Phase 2 EPCC Contracts to that effect and (ii) the Borrower has accepted the performance certificate defined and issued under the Phase 2 EPCC Contracts and each of the contractors has issued a certificate confirming that it does not have any further claims against the Borrower under its Phase 2 EPCC Contracts, and which is expected to be around 30 September 2015

Phase 2 Contractual Documents means any agreement, contract, document or arrangement entered into from time to time by the Borrower (with or without the Lender) for the purposes of the Phase 2 Project

Phase 2 EPCC Contracts shall mean:

(a)	the contract dated 12 August 2013 between the Borrower and Frontken Malaysia Sdn Bhd in respect of the construction of the tanks and associated pipeline infrastructure for the Phase 2 Project; and

(b)	the contract dated 1 October 2013 between the Borrower and Antara Koh in respect of the construction of the sixth berth for the Phase 2 Project

Phase 2 Project means:

(a)	prior to the Phase 2 Commercial Operation Date, the expansion of the Borrower’s petroleum products storage terminal located in the Tanjung Bin Oil and Maritime Industrial Park, South West of Johor, Malaysia, by the addition of approximately 250,000 cubic metres of additional storage capacity and the construction of a sixth berth at such storage terminal, as more particularly described in the Phase 2 EPCC Contracts; and

(b)	after the Phase 2 Commercial Operation Date, the commercial operation of the expanded storage terminal and the sixth berth referred to in paragraph (a) above

Quarter Date means 31 March, 30 June, 30 September and 31 December in each calendar year

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for United States Dollars for a three (3) months period displayed or pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower, and if no other page or service is available, whatever rate the Lender reasonably considers appropriate

United States Dollar, US$, USD or $ means the lawful currency of the United States of America

1.2	In this Agreement:

(a)	the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(b)	references to clauses and schedules are to clauses of, and schedules to, this Agreement;

(c)	references to this Agreement, or any other document are to this Agreement or that document as from time to time amended, restated, novated, or replaced, however fundamentally;

(d)	references to a person include an individual, firm, company, corporation, unincorporated body of persons and any government entity;

(e)	words importing the plural include the singular and vice versa; and

(f)	references to any enactment include that enactment as re-enacted; and, if an enactment is amended, any provision of this Agreement which refers to that enactment will be amended in such manner as the Lender, after consultation with the Borrower, determines to be necessary in order to preserve the intended effect of this Agreement.

1.3	This Agreement may be executed in counterparts.

1.4	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than a party to this Agreement.

1.5	Clause headings are for ease of reference only.

2	The Facility

(a)	The Lender hereby grants to the Borrower a loan facility in an amount not to exceed the Facility Amount on the terms, and subject to the conditions, of this Agreement.

(b)	The Borrower may utilise the loan facility granted by the Lender under Clause 2(a) of this Agreement by delivery to the Lender of a request giving three (3) Business Days (or such shorter period agreed by the Borrower and the Lender) prior written notice from time to time during the term of this Agreement.

3	Purpose

The purpose of the Loan is:

(a)	to enable the Borrower to prepay the Existing Facility in full;

(b)	to make payment and settlement of all amounts outstanding and/or payable by the Borrower in connection with the Phase 2 Project and the Phase 2 Contractual Documents in each case prior to the Phase 2 Commercial Operation Date; and

(c)	to make payment of any interest payable under this Agreement from the date of this Agreement until the Phase 2 Commercial Operation Date.

4	Interest

(a)	The Borrower will pay interest on the Loan at LIBOR plus 3.5% per annum.

(b)	Interest will accrue from day to day on the aggregate outstanding balance of the Loan. It will be calculated on the basis of actual days elapsed and a 360 day year.

(c)	Interest on the Loan will be paid on each Quarter Date and for the avoidance of doubt may not be paid from a drawing under this loan facility after the Phase 2 Commercial Operation Date.

5	Repayment

The Borrower must repay the Loan in cash in equal instalments on each Quarter Date falling after the Phase 2 Commercial Operation Date up to and including the Final Maturity Date. The Borrower may not reborrow any part of the Loan which is repaid.

6	Prepayment

(a)	The Borrower may prepay the whole or any part of the Loan (together with any other amounts due or owing to the Lender at such time) at any time. Any prepayment shall be applied first towards the payment of all amounts of interest then accrued but outstanding and the balance shall be applied pro-rata amongst each then remaining repayment instalment. The Borrower may not reborrow any part of the Loan which is prepaid.

(b)	The Borrower shall repay the Loan in full (together with all accrued but unpaid interest and any other amounts due or owing to the Lender at such time) on the Final Maturity Date.

(c)	The Loan (together with any other amounts due or owing to the Lender at such time) shall become immediately payable on demand following the occurrence of an Event of Default.

7	Subordination Agreement

7.1	In this Clause 7, Subordination Agreement means the subordination agreement dated 27 June 2014 between the Lender, the Borrower and Coöperative Centrale Raiffeisen-Boerenleenbank B.A. trading as Rabobank International. Capitalised terms defined in this Clause 7 and not otherwise defined in the Agreement shall have the meanings given to them in the Subordination Agreement.

7.2	Each of the Borrower and the Lender agree that:

(a)	this Agreement is subject to the terms of the Subordination Agreement;

(b)	the liabilities of the Borrower to the Lender under this Agreement are postponed and subordinated to the Senior Liabilities to the extent set out in the Subordination Agreement; and

(c)	notwithstanding anything else in this Agreement, no payments or repayments may be made by the Borrower to the Lender under this Agreement, and this Agreement may not be terminated or enforced, to the extent prohibited by the Subordination Agreement.

8	Payments

8.1	All payments made by the Borrower under this Agreement shall be in United States Dollars:

(a)	in full, without any deduction, set-off or counterclaim; and

(b)	in immediately available cleared funds on the due date to the account that the Lender may specify to the Borrower.

8.2	In the event that any withholding or deduction in respect of such payments by the Borrower is so required by law or by regulation or by governmental policy having the force of law, the Borrower shall pay such additional amounts as will result in receipt by the Lender of such amounts as would have been received by the Lender had no such withholding or deduction been required.

9	Accounts and Certificates

9.1	The Lender shall maintain accounts evidencing the amount the Borrower owes it in accordance with its usual practice. Entries in those accounts shall be prima facie evidence of the existence and amount of the Borrower’s obligations as recorded in them.

9.2	If the Lender issues any certificate, determination or notification of a rate or any amount payable under this Agreement, it shall be conclusive (in the absence of manifest error) evidence of the matter to which it relates and shall contain reasonable details of the basis of determination.

10	Representations

Each of the Parties makes the representations and warranties set out in this Clause 10 to the other Party on the date of this Agreement.

10.1	Status

(a)	It is a company with limited liability duly incorporated and validly existing under the laws of its jurisdiction of incorporation; and

(b)	It has the power to own its assets and carry on its business as it is being conducted.

10.2	Binding obligations

The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting creditors’ rights generally).

10.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict in any way that is material to the interests of the other Party as regards:

(a)	any applicable law in its jurisdiction of incorporation;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

10.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

11	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this clause 11 is an Event of Default.

11.1	The Borrower does not pay on the due date any amount payable under this Agreement.

11.2	The Borrower is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debt.

12	Remedies, Waivers, Amendments and Consents

12.1	Any amendment to this Agreement shall be in writing and signed by, or on behalf of, each party.

12.2	Any waiver of any right or consent given under this agreement is only effective if it is in writing and signed by the waiving or consenting party. It shall apply only in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

12.3	No delay or failure to exercise any right under this agreement shall operate as a waiver of that right.

12.4	No single or partial exercise of any right under this Agreement shall prevent any further exercise of that right (or any other right under this Agreement).

12.5	Rights and remedies under this Agreement are cumulative and do not exclude any other rights or remedies provided by law or otherwise.

13	Severance

13.1	The invalidity, unenforceability or illegality of any provision (or part of a provision) of this Agreement under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions.

13.2	If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification as is necessary to give effect to the commercial intention of the parties.

14	Counterparts

This Agreement may be executed and delivered in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.

15	Costs

Each Party will bear its own costs in relation to this Agreement.

16	Notices

16.1	Each notice, request, demand or other communication under this Agreement shall be:

(a)	in writing, delivered personally or sent by courier or fax; and

(b)	sent:

(i)	to the Borrower at:

ATT Tanjung Bin Sdn Bhd

Address:      Wisma ATB

Lot 8095-1

Pusat Petroleum Tanjung Bin

80230 Serkat, Pontian

Johor Darul Takzin

Malaysia

Facsimile:     +607 696 2055

Attention:     Chief Executive Officer

(ii)	to the Lender at:

VTTI B.V.

Address:      K.P. van der Mandelelaan 130

3062 MB Rotterdam

The Netherlands

Facsimile:     +31 10 453 1663

Attention:     Director

or to any other addresses or fax numbers that are notified by one Party to the other.

16.2	Any notice or other communication given by the Lender shall be deemed to have been received:

(a)	if sent by fax, with a confirmation of transmission, on the day on which it is transmitted;

(b)	if given by hand, on the day of actual delivery; and

(c)	if delivered by courier, on the second Business Day following the day on which it was despatched by courier.

16.3	A notice given as described in Clause 16.2(a) or Clause 16.2(b) on a day which is not a Business Day (or after normal business hours in the place of receipt) shall be deemed to have been received on the next Business Day.

16.4	Any notice or other communication given to the Lender shall be deemed to have been given only on actual receipt by the Lender.

17	Assignment

The Borrower may not transfer (either by assignment or novation) any of its rights or obligations under this Agreement without the prior written consent of the Lender.

18	Governing Law and Dispute Resolution

18.1	This Agreement and all non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

18.2	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with it) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

18.3	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each of the Borrower and the Lender irrevocably appoint Vitol Services Limited of Belgrave House, 76 Buckingham Place Road, London SW1W 9TQ, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement.

(b)	Each of the Borrower and the Lender agrees that failure by an agent for service of process to notify it of the process will not invalidate the proceedings concerned.

AS WITNESS the hands of the duly authorised representatives of the Parties hereto the day and year first before written.

BORROWER
SIGNED for and on behalf of ATT TANJUNG BIN SDN BHD	) ) )

/s/ Rubil Yilmaz By Rubil Yilmaz, Director Signature and Title

LENDER

SIGNED for and on behalf of	)

VTTI B.V.	)

)

/s/ Rubil Yilmaz By Rubil Yilmaz, Director Signature and Title